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EXHIBIT 99.1

MERIX CORPORATION

1994 STOCK INCENTIVE PLAN,
AS AMENDED SEPTEMBER 28, 2000

1.  Purpose

    The purpose of this 1994 Stock Incentive Plan (the "Plan") is to enable Merix Corporation (the "Company") to attract and retain the services of (1) selected employees, officers and directors of the Company or of any subsidiary of the Company and (2) selected nonemployee consultants and advisors to the Company.

2.  Shares Subject to the Plan

    Subject to adjustment as provided below and in paragraph 12, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall not exceed 1,500,000 shares plus an additional 2,075,000 shares that may be issued pursuant to options granted at prices not less than fair market value in accordance with paragraphs 6 and 11 of the Plan. If an option or Performance-based Award granted under the Plan expires, terminates or is canceled, the unissued shares subject to such option or Performance-based Award shall again be available under the Plan. If shares sold or awarded as a bonus or Performance-based Award under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3.  Effective Date and Duration of Plan

  (a)
  Effective Date

    The Plan shall become effective when adopted by the Board of Directors; provided, however, that prior to shareholder approval of the Plan, any awards shall be subject to and conditioned on approval of the Plan by a majority of the votes cast at a meeting of shareholders at which a quorum is present. Options and Performance-based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

  (b)
  Duration

    The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-based Awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.  Administration

    The Plan shall be administered by a committee of the Board or Directors of the Company (the "Committee"), which, subject to paragraph 5, below, shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards, and the other terms and conditions of the awards. Members of the Committee shall serve at the pleasure of the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee. Subject to the provisions of the Plan, the Committee may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, provide for automatic acceleration upon the occurrence of specified events, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Committee shall be final and conclusive. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency. The Committee may designate one or more officers of the Company who shall have all authority of the Committee to make and amend awards under the Plan to employees who are not officers. When acting pursuant to such designation, the designated officer or officers shall be deemed to be the Committee.

5.  Types of Awards; Eligibility; Limitations on Certain Awards

    The Committee may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraphs 6(a) and 6(b); (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraphs 6(a) and 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant Performance-based Awards as provided in paragraph 9 and (vi) grant foreign qualified awards as provided in paragraph 10. Any such awards may be made to employees, including employees who are officers or directors, and to other individuals described in paragraph 1 who the Committee believes have made or will make an important contribution to the Company or its subsidiaries; provided, however, that only employees of the Company or its subsidiaries (within the meaning of Section 422 of the Code) shall be eligible to receive Incentive Stock Options under the Plan and Non-Employee Directors shall be eligible to receive awards under the Plan only pursuant to paragraph 11. Except for options granted pursuant to paragraph 11, the Committee shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. Subject to adjustment as provided in Section 12, no individual may be granted options under the Plan for more than an aggregate of 300,000 shares of Common Stock in any calendar year. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an employee, if any option is canceled, the canceled option shall continue to count against the maximum number of shares for which options may be granted to an employee under this paragraph 5. Notwithstanding the foregoing provisions of this paragraph 5, grants of options or Performance-based Awards to any "Covered Employee," as such term is defined by Section 162(m) of the Code shall be made only by a subcommittee of the Committee which, in addition to meeting other applicable requirements of paragraph 4, is composed solely of two or more "outside directors," within the meaning of Section 162(m) of the Code and the regulations thereunder (the "Subcommittee") to the extent necessary to qualify such grants as "performance-based compensation" under Section 162(m). In the case of such grants to Covered Employees, references to the "Committee" shall be deemed to be references to the Subcommittee as specified above.

6.  Option Grants

  (a)
  General Rules Relating to Options

  (i)
  Terms of Grant

      The Committee may grant options under the Plan. With respect to each option grant, the Committee shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option (except for options granted pursuant to paragraph 11), the Committee may provide that an optionee who exercises an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

    (ii)
    Exercise of Options

      Except as provided in paragraphs 6(a)(iv) and 11 or as determined by the Committee, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. To the extent permitted by applicable law and unless otherwise determined by the Committee, absence on leave or on account of illness or disability under rules established by the Committee shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Committee, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(a)(iv), 11 and 12, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Committee, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Committee (except for options granted pursuant to paragraph 11), if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

    (iii)
    Nontransferability

      Each Incentive Stock Option and, unless otherwise determined by the Committee, each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee; provided, however, that a Non-Statutory Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act or as otherwise permitted by the Committee.

    (iv)
    Termination of Employment or Service

    (A)
    General Rule

        Unless otherwise determined by the Committee, in the event the employment or service of the optionee with the Company or subsidiary terminates for any reason other than because of total disability or death as provided in subparagraphs 6(a)(iv)(B) and (C), the option may be exercised at any time prior to the expiration date of the option or the expiration of 90 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

      (B)
      Termination Because of Total Disability

        Unless otherwise determined by the Committee, in the event of the termination of employment or service because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination. The term "total disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company, to perform his or her duties as an employee, director, officer or consultant of the Company or a subsidiary and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company has furnished its opinion of total disability to the Company.

      (C)
      Termination Because of Death

        Unless otherwise determined by the Committee, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

      (D)
      Amendment of Exercise Period Applicable to Termination

        The Committee, at the time of grant or at any time thereafter, may extend the 90-day and 12-month exercise periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Committee may determine.

      (E)
      Failure to Exercise Option

        To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

    (v)
    Purchase of Shares

      Unless the Committee determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution. Unless the Committee determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Committee, cash that may be the proceeds of a full-recourse loan from the Company) or, with the consent of the Committee, in whole or in part, in Common Stock of the Company valued at fair market value, full-recourse promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock as reported in The Wall Street Journal on the day the option is exercised, or such other reported value of the Common Stock as shall be specified by the Committee. No shares shall be issued until full payment therefor has been made. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state, local and foreign tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Committee an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due (up to the employer's minimum required tax withholding rate) or by delivering Common Stock to the Company to satisfy the withholding amount (up to the employer's minimum required tax withholding rate to the extent the optionee has held the delivered shares for less than six months). Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option.

  (b)
  Incentive Stock Options

    Incentive Stock Options shall be subject to the following additional terms and conditions:

    (i)
    Limitation on Amount of Grants

      No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

    (ii)
    Limitations on Grants to 10 Percent Shareholders

      An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Common Stock subject to the option on the date it is granted, as described in paragraph 6(b)(iv), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

    (iii)
    Duration of Options

      Subject to paragraphs 6(a)(ii) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

    (iv)
    Option Price

      The option price per share shall be determined by the Committee at the time of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the closing price of the Common Stock as reported in The Wall Street Journal on the day the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other value of the Common Stock as shall be specified by the Committee.

    (v)
    Limitation on Time of Grant

      No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

    (vi)
    Limit on Shares

      Subject to adjustment as provided in paragraph 12, the total number of shares of Common Stock that may be issued under the Plan upon exercise of Incentive Stock Options shall not exceed 3,575,000 shares.

  (c)
  Non-Statutory Stock Options

    Non-Statutory Stock Options shall be subject to the following additional terms and conditions:

    (i)
    Option Price

      The option price for Non-Statutory Stock Options shall be determined by the Committee at the time of grant and may be any amount determined by the Committee, except that with respect to options that are required by paragraph 2 to be granted at a price not less than fair market value, the option price shall not be less than 100% of the fair market value of the shares on the date of approval of the option grant by the Committee. The fair market value of such shares shall be deemed to be the closing price of the Common Stock as reported in The Wall Street Journal on the grant date, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other reported value of the Common Stock.

    (ii)
    Duration of Options

      Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee.

7.  Stock Bonuses

    The Committee may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Committee. The Committee may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the shares awarded shall bear any legends required by the Committee. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state, local or foreign tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law. With the consent of the Committee, a recipient may deliver Common Stock to the Company to satisfy this withholding obligation (up to the employer's minimum required tax withholding rate). Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

8.  Restricted Stock

    The Committee may issue shares under the Plan for such consideration (including full-recourse promissory notes and services) as determined by the Committee. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Committee. All Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the shares shall bear any legends required by the Committee. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state, local or foreign tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Committee, a purchaser may deliver Common Stock to the Company to satisfy this withholding obligation (up to the employer's minimum required tax withholding rate). Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

9.  Performance-based Awards

    The Committee may grant awards intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations thereunder ("Performance-based Awards"). Performance-based Awards shall be denominated at the time of grant either in Common Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Committee, in Common Stock ("Performance Shares"), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

  (a)
  Award Period

    The Committee shall determine the period of time for which a Performance-based Award is made (the "Award Period").

  (b)
  Performance Goals and Payment

    The Committee shall establish in writing objectives ("Performance Goals") that must be met by the Company or any subsidiary, division or other unit of the Company ("Business Unit") during the Award Period as a condition to payment being made under the Performance-based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: earnings, earnings per share, total shareholder return (stock price increase plus dividends), return on equity, return on assets, revenues, operating income, inventories, inventory turns, cash flows, economic value added (operating income after taxes minus a charge for the cost of capital) or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee). The Committee shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9(d)). The Committee may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

  (c)
  Computation of Payment

    After an Award Period, the financial performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-based Award. If the Performance Goals are met or exceeded, the Committee shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-based Award. The Committee, in its sole discretion, may elect to pay part or all of a Performance-based Award in cash in lieu of issuing or transferring Performance Shares.

  (d)
  Maximum Awards

    No participant may receive Stock Performance Awards in any fiscal year under which the maximum number of Common Shares issuable under the award exceeds 20,000 shares of Common Stock or Dollar Performance Awards in any fiscal year under which the maximum amount of cash payable under the award exceeds $500,000.

  (e)
  Tax Withholding

    Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state, local and foreign tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law. With the consent of the Committee, a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the withholding amount due (up to the employer's minimum required tax withholding rate) or by delivering Common Stock to the Company to satisfy the withholding amount (up to the employer's minimum required tax withholding rate to the extent the participant has held the delivered shares for less than six months).

  (f)
  Effect on Shares Available

    The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of Common Shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares surrendered or withheld to satisfy withholding obligations.

10. Foreign Qualified Grants

    Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Committee may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

11. Option Grants to Non-Employee Directors

  (a)
  Initial Grants

    Each person who becomes a Non-Employee Director shall be automatically granted an option to purchase 20,000 shares of Common Stock on the date he or she becomes a Non-Employee Director. A "Non-Employee Director" is a director who is not an employee of the Company or any of its subsidiaries and has not been an employee of the Company or any of its subsidiaries within one year of any date as of which a determination of eligibility is made.

  (b)
  Additional Grants

    Each Non-Employee Director shall be automatically granted an option to purchase additional shares of Common Stock in each calendar year subsequent to the year in which such Non-Employee Director became a director, such option to be granted as of the anniversary date of such Non-Employee Director's appointment to the Board of Directors, provided that the Non-Employee Director continues to serve in such capacity as of such date. The number of shares subject to each additional grant shall be 5,000 shares.

  (c)
  Exercise Price

    The exercise price of the options granted pursuant to this paragraph 11 shall be equal to 100 percent of the closing price of the Common Stock on the day the option is granted as reported in The Wall Street Journal.

  (d)
  Term of Option

    The term of each option granted pursuant to this paragraph 11 shall be 10 years from the date of grant.

  (e)
  Exercisability

    Until an option expires or is terminated and except as provided in paragraphs 11(f), 12 and 14, an option granted under this paragraph 11 shall be exercisable according to the following schedule:

Period of Non-Employee Director's Continuous Service as a Director of the Company from the Date the Option is Granted	Portion of Total Option Which is Exercisable
Less than 1 year	0%
1 year	25%
2 years	50%
3 years	75%
4 years or more	100%
  (f)
  Termination As a Director

    Subject to paragraph 6(a)(iv)(D), if a Non-Employee Director ceases to be a director of the Company for any reason, including death, the option granted pursuant to this paragraph 11 may be exercised at any time prior to the expiration date of the option or the expiration of 90 days (or 12 months in the event of death) after the last day the Non-Employee Director served as a director, whichever is the shorter period, but only if and to the extent the Non-Employee Director was entitled to exercise the option as of the last day the Non-Employee Director served as a director.

  (g)
  Nontransferability

    Each option granted pursuant to this paragraph 11 by its terms shall be nonassignable and nontransferable by the Non-Employee Director, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the Non-Employee Director's lifetime only by the Non-Employee Director; provided, however, that an option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act.

  (h)
  Exercise of Options

    Options granted pursuant to this paragraph 11 may be exercised in accordance with paragraph 6(a)(v).

12. Changes in Capital Structure

    If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares available for awards under the Plan. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive. Unless provided otherwise in the instrument evidencing the award, in the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of providing for options as provided above in this paragraph 12 or in lieu of having the options continue unchanged, the Committee, may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options in whole or in part without any limitation on exercisablility and upon the expiration of which 30-day period all unexercised options shall immediately terminate.

13. Corporate Mergers, Acquisitions, etc.

    The Committee may, also grant options, stock bonuses and Performance-based Awards and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock bonuses, restricted stock and Performance-based Awards granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

14. Amendment of Plan

    The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(a)(iv) and 12 however, no change in an award already granted shall be made without the written consent of the holder of such award.

15. Approvals

    The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

16. Employment and Service Rights

    Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

17. Rights as a Shareholder

    The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date of issue to the recipient of such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such shares are issued.

18. Applicable Law

    The law of the State of Oregon will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

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MERIX CORPORATION 1994 STOCK INCENTIVE PLAN, AS AMENDED SEPTEMBER 28, 2000